CONVERSION AGREEMENT

           This Conversion Agreement (the “Agreement”) is entered into on July 8, 2011 between Green Eagle Capital Corp. as principal and agent for those parties listed hereto on Schedule A (each a “Subscriber”) and Novo Energies Corporation (the “Company”).

WHEREAS, on June 9, 2011, Green Eagle entered into a debt assignment agreement, attached hereto as Schedule B, with Trafalgar Capital SARL (“Trafalgar”), Trafalgar Capital Specialized Investment Fund-FIS, and the Company pursuant to which the Subscriber acquired, in the capacity as principal and agent enumerated above, all of Trafalgar’s rights, title and interest in the following transaction documents attached hereto as Schedule C (the “Transaction Documents”): (i) a securities purchase agreement, (ii) a secured convertible debenture (the “Debenture”) (as amended pursuant to an amendment and waiver dated June 9, 2011), (iii) a security Agreement, (iv) a joinder to security agreement, and (v) an escrow agreement;

WHEREAS, the current principal and accrued but unpaid interest on the Debenture amounts to $682,162.75;

WHEREAS, the Subscriber, as principal and as an agent for those parties found in Schedule A, desires to convert the Debenture into shares of common stock of Novo Energies Corporation in exchange for waiving and terminating all rights under and related to the Transaction Documents, including all security interests and other liens;

WHEREAS, the parties believe that a calculation of the conversion price pursuant to the Debenture is impossible due to the persistently low trading volume of the Company’s common stock;

WHEREAS, the parties have agreed to settle the debt owed pursuant to the Debenture for 10,000,000 shares of the Company’s common stock;

NOW, THEREFORE, the Subscriber and the Company hereby agree as follows:

1.           Conversion/Subscription. Simultaneously with the execution of this Agreement, the Subscriber shall convert $682,162.75 (the “Conversion”), representing all amounts due under the Debenture (including, without limitation, all accrued and unpaid Interest), into 10,000,000 shares (the “Conversion Shares”) of the Company’s common stock (the “Common Stock”) and the Company shall issue the Conversion Shares to each Subscriber in his pro-rata amount. Simultaneously with the execution of this Agreement, (i) Subscriber shall surrender to the Company the Debenture free and clear of all pledges, security interests, liens, mortgages, charges and other encumbrances and the Debenture shall at such time be paid in full, immediately cancelled and of no further force and effect, (ii) all outstanding indebtedness (including, without limitation, for principal, interest and fees) and other obligations of the Company under the Transaction Documents shall be cancelled and indefeasibly satisfied in full and irrevocably discharged, terminated and released, (iii) all security interests and other liens granted to or held by Subscriber (or any affiliate, agent or other designee of Subscriber) in any property of the Company and/or any of its affiliates pursuant to the Transaction Documents shall be forever and irrevocably satisfied, released and discharged and (iii) all Transaction Documents shall terminate and be of no further force or effect. Immediately following the execution of this Agreement, the Subscriber (1) shall deliver to the Company any collateral and/or instruments in its possession in which its has been granted liens and security interests under the Transaction Documents and/or any other documents, agreements or instruments related thereto and UCC-3 termination statements, releases of liens, discharges, terminations and other release documentation, as applicable, releasing Subscriber’s liens and security interests in all of the assets and property of the Company; and (2) shall take (or cause to be taken) such additional steps as requested by the Company (or its designee) as may be necessary to release its security interests and liens, as applicable, in the property and (3) hereby authorizes the Company or any agent or designee thereof to file or otherwise deliver, as applicable, any Uniform Commercial Code termination statements and such other documents and instruments of release and discharge, pertaining to the security interests and liens of Subscriber as are necessary to effectuate, or reflect of public record, the release and irrevocable discharge of all such security interests and liens.

2.           Subscriber’s Waiver and Release. Simultaneously with the consummation of the Conversion, the Subscriber hereby absolutely, unconditionally and irrevocably waives any right to and releases and forever discharges the Company and each of its affiliates, shareholders, related organizations, agents, employees, officers, directors, advisors, successors and assigns (collectively, the “Released Parties”) from any and all manner of causes of action, damages, liabilities, obligations, promises, judgments, claims and demands of any nature whatsoever, in law or in equity, of every kind and description, whether known or unknown, suspected, absolute or contingent, which the Subscriber (in any capacity whatsoever) ever had, now have or hereafter can, shall or may have against any Released Party, in connection with the Transaction Documents.

3.           Representations of each Subscriber. By executing this Agreement, each Subscriber represents, warrants, acknowledges and agrees as follows:

3.1         Such Subscriber acknowledges that he has received, carefully read and understands in their entirety this Agreement and all information necessary to verify the accuracy and completeness of the Company’s representations, warranties and covenants made herein.

3.2         Such Subscriber understands that (i) the Conversion Shares being acquired hereunder have not been registered under the Securities Act, any applicable state securities laws or the laws of any foreign jurisdiction; (ii) Subscriber cannot sell the Conversion Shares unless they are registered under the Securities Act and any applicable state securities laws or unless exemptions from such registration requirements are available; (iii) the Company will place stop transfer instructions against the Conversion Shares and the certificates for the Conversion Shares to restrict the transfer thereof if such transfer would violate securities laws; and (iv) the Company has no obligations to register the Conversion Shares or assist the Subscriber in obtaining an exemption from the various registration requirements except as set forth herein.

3.3         Such Subscriber understands that an investment in the Conversion Shares involves substantial risks, and Subscriber recognizes and understands the risks relating to the acquisition of the Conversion Shares, including the fact that the Subscriber could lose the entire amount of the Subscriber’s investment in the Conversion Shares.

3.4         Such Subscriber has substantial investment expertise in start-up businesses and is extremely familiar with the Company’s business plan, and is knowledgeable about the risks associated with the business in which the Company is engaged, namely, and has either alone or together with the Subscriber’s Purchaser Representative (as that term is defined in Regulation D under the Securities Act), such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of an investment in the Company.

3.5         Such Subscriber’s investment in the Company is reasonable in relation to his net worth and financial needs, and the Subscriber is able to bear the economic risk of losing its entire investment in the Conversion Shares without substantially affecting his present manner or mode of living.

3.6         Such Subscriber shall not sell, assign, encumber or transfer all or any part of, or take any action with respect to, any of the Conversion Shares, unless the Company has determined, upon the advice of counsel for the Company, that no applicable federal or state securities laws will be violated as a result of such sale, assignment, encumbrance or transfer (as the case may be). The Company may require an opinion of counsel acceptable to the Company to the effect that such sale, assignment, encumbrance or transfer (as the case may be) (i) may be effected without registration of any of the Conversion Shares under the Securities Act and (ii) does not violate any applicable federal, state or other securities laws.

3.7         Such Subscriber represents that the Subscriber is in a position regarding the Company, which, based upon economic bargaining power, enabled and enables Subscriber to obtain information from the Company in order to evaluate the merits and risks of this investment; and that Subscriber has been advised concerning the risks and merits of this investment.  Further, Subscriber acknowledges that the Company has made available to Subscriber the opportunity to ask questions of, and receive answers from the Company, its officers, directors and other persons acting on its behalf, including Antonio Treminio, Chief Executive Officer of the Company, concerning the terms or conditions of the Conversion and to obtain any additional information Subscriber, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information disclosed to Subscriber.  Further, Subscriber represents that no statement, printed material or inducement was given or made by the Company or anyone on its behalf which is contrary to the information disclosed to Subscriber.

3.9         Such Subscriber is aware that the Company has not paid any cash dividends on its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

3.10       Such Subscriber is aware that the Company is contemplating completing a financing of at least $5,000,000 in aggregate gross proceeds for the issuance of common stock and warrants that could amount to more than 33% of the Company’s current issued and outstanding Common Stock.

4.           Representations of Company. Upon the completion of the Conversion, the Conversion Shares being acquired hereby will be duly authorized, validly issued, fully paid and nonassessable.

5.           Indemnification. Subscriber hereby agrees to indemnify and hold harmless the Company and the Company's officers, directors, employees, agents, counsel and affiliates from and against any and all damages, losses, costs, liabilities and expenses (including, without limitation, reasonable attorneys' fees) which they, or any of them, may incur by reason of the Subscriber's failure to fulfill, or comply with, any of the terms and conditions of this Agreement or by reason of the Subscriber's breach of any of his representations and warranties contained herein.  This Agreement and the representations and warranties contained herein shall be binding upon the Subscriber's heirs, executors, administrators, representatives, successors and assigns. THE COMPANY HAS BEEN ADVISED THAT THE INDEMNIFICATION OF THE COMPANY, ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, COUNSEL AND AFFILIATES IS DEEMED TO BE VOID AS AGAINST PUBLIC POLICY AND UNENFORCEABLE IN SOME STATES.

6.           Applicable Law, Venue and Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws applicable to contracts made and wholly performed in the State of New York.  The parties hereto agree that any dispute not settled directly between the parties shall be brought exclusively in the state and federal courts located in New York County, New York and the parties hereto submit to the jurisdiction of the state and federal courts located in New York County, New York.

7.           Execution in Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

8.           Persons Bound. This Agreement shall inure to the benefit of, and be binding on the Company and its successors and assigns and the Subscriber and its heirs, executors, administrators, permitted successors and permitted assigns.

9.           Entire Agreement. This Agreement, when accepted by the Company, will constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified, changed, waived or terminated other than by a writing executed by all the parties hereto. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

10.         Assignability; Severability. The Subscriber acknowledges that he may not assign any of his rights to, or interest in or under, this Agreement without the prior written consent of the Company, and any attempted assignment without such consent shall be void and without force or effect. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, it is agreed that the court making such determination shall have the power to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.         Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, singular words shall include the plural, and vice versa, and masculine words shall include the feminine and neuter genders, and vice versa. Captions are inserted for convenience only, are not a part of this Agreement, and shall not be used in the interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto signs this Conversion Agreement as of the date first written above.

NOVO ENERGIES CORPORATION

/s/ Antonio Treminio
Name: Antonio Treminio
Title: Chief Executive Officer and Chairman

SUBSCRIBER, as principal and agent for those parties found on Schedule A Green Eagle Capital Corp. Seth M. Shaw Name: Seth M. Shaw Title: President

SCHEDULE A

Subscriber                                                                                                Dollar Amount